Exhibit 99.1

O’REILLY TO ACQUIRE CSK AUTO FOR $1.0 BILLION

-CSK shareholders to receive $12.00 in value per share including

$11.00 of O’Reilly common stock plus $1.00 in cash per CSK share

-Combined company will be third largest national auto parts retailer

-Compelling strategic fit with highly complementary geographic presence

Springfield, MO and Phoenix, AZ - April 1, 2008 -- O’Reilly Automotive, Inc. (“O’Reilly”) (Nasdaq: ORLY) and CSK Auto Corporation (NYSE:CAO) (“CSK”) today announced that the two companies have signed a definitive merger agreement under which O’Reilly will acquire all of the outstanding shares of CSK common stock pursuant to an exchange offer, in a transaction valued at approximately $1.0 billion, including approximately $500 million of debt. The boards of directors of both companies have approved the transaction.

Under the terms of the agreement, CSK shareholders will receive $11.00 of O’Reilly common stock, subject to a collar, plus $1.00 in cash for each share of CSK common stock.

The amount of consideration to be received per share of CSK common stock will equal a number of shares of O'Reilly common stock based on an exchange ratio equal to $11.00 divided by the average trading price of O'Reilly common stock for the five trading days ending two trading days prior to the consummation of the exchange offer plus $1.00 in cash (subject to reduction); provided, however, that if the average trading price of O'Reilly stock is greater than $29.95, then the exchange ratio shall equal 0.3673, and if the average trading price is less than $25.67, then the exchange ratio shall equal 0.4285.

“Today is an exciting day for both O’Reilly and CSK shareholders,” stated O’Reilly Automotive Chief Executive Officer Greg Henslee. “As a combined company, we will be even stronger and more competitive, with the ability to better meet the continuing evolution of the automotive aftermarket industry. Additionally, we are creating a company that will generate significant value for the combined companies’ shareholders, growth opportunities for team members and enhanced service to our customers.”

"The benefits of this transaction are very compelling," said Larry Mondry, CSK Auto’s President and Chief Executive Officer. "After careful consideration of a number of viable alternatives, our Board has determined that partnering with O’Reilly is clearly the best course of action for our shareholders. As part of a stronger, more financially flexible company, shareholders, creditors and suppliers will have a meaningful opportunity to participate in the development of a company that will be well positioned to be a nation-wide leader in the automotive aftermarket industry. Equally important, this transaction provides growth and advancement opportunities for CSK’s team members.”

The transaction will create a combined entity that expects to realize several significant strategic benefits, including:

•	Leading auto-parts retailer

Following the close of the transaction, O’Reilly will be the third largest national auto parts retailer with approximately 3,200 stores located across the United States. The combined company had pro forma revenues of approximately $4.4 billion in 2007.

•              Strengthened and diversified position, creating a national platform

O’Reilly and CSK maintain highly complementary business models in two distinctive regions of the country. Building upon the foundation of CSK’s strong Western presence and O’Reilly’s Midwestern and Southeastern presence, the combined company will be well positioned to further leverage O’Reilly’s very effective dual-market strategy. Additionally, acquiring CSK will give O’Reilly a national platform and will allow further expansion into other geographical regions throughout the country.

•	Opportunity to enhance existing CSK operations

O’Reilly expects to strengthen CSK’s existing operations by executing its proven dual market strategy of providing exceptional service to both DIY customers and professional installers. The implementation of O’Reilly’s industry-leading distribution and inventory management systems will further improve the combined company’s competitiveness in CSK’s markets.

Financial Considerations

O’Reilly anticipates that the transaction will be modestly accretive to O’Reilly’s earnings per share in fiscal year 2009. Cost savings are expected to be approximately $100 million annually beginning in fiscal year 2010, resulting in more significant earnings per share accretion. O’Reilly expects synergies to come primarily from leveraging the combined company’s buying power to lower product acquisition cost and streamlining CSK’s SG&A expense structure by implementing O’Reilly’s dual market strategy.

Timing, Approvals and Financing

The transaction is subject to the successful conclusion of the exchange offer as well as customary closing conditions and antitrust approvals, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Based on the closing stock prices on Monday, March 31, 2008, O’Reilly expects to issue approximately 16 million shares of O’Reilly common stock to be issued to CSK shareholders.

O’Reilly has entered into a commitment for a $1.2 billion asset based revolving credit facility with Bank of America and Lehman Brothers Inc. which will be used to refinance debt, fund the cash portion of the consideration and other transaction-related expenses and to provide ample liquidity for the combined company going forward.

Lehman Brothers Inc. is serving as exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal adviser to O’Reilly. JP Morgan Securities Inc. is acting as financial advisor and Gibson, Dunn & Crutcher LLP is acting as legal advisor to CSK.

Investor/Analyst Conference Call

O’Reilly will provide further details regarding this announcement on a conference call with analysts and investors scheduled for Tuesday, April 1 at 10:00 am Eastern time. Those who wish to participate should call 800-865-4445 for domestic callers or 973-935-2840 for international callers. When prompted, provide the passcode, which is 41919438. The conference call will also be webcast on the Investor Relations section of O’Reilly website at www.oreillyauto.com.

For interested individuals unable to join the live call, a replay of the webcast will be available on O’Reilly’s website.

About O'Reilly Automotive, Inc

O'Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O'Reilly family, the Company operated 1,830 stores in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Minnesota, Mississippi, Missouri, Montana, Nebraska, North Carolina, North Dakota, Ohio, Oklahoma, South Carolina, South Dakota, Tennessee, Texas, Virginia, Wisconsin and Wyoming as of December 31, 2007.

About CSK Auto

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of January 6, 2008, the Company operated 1,349 stores in 22 states under the brand names Checker Auto Parts, Schuck's Auto Supply, Kragen Auto Parts, and Murray's Discount Auto Stores.

Additional Information

In connection with the exchange offer, O'Reilly intends to file a registration statement on Form S-4 and a Schedule TO with the Securities Exchange Commission ("SEC") and CSK intends to file a solicitation/recommendation statement on Schedule 14D-9. Such documents, however, are not currently available. These documents contain important information about the transaction and should be read before any decision is made with respect to the exchange offer. Investors will be able to obtain free copies of the registration statement, Schedule TO, Schedule 14D-9 as well as other filings containing information about O'Reilly and CSK without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. A free copy of the exchange offer materials, when they become available, may also be obtained from O'Reilly or CSK.

O’Reilly Contacts

Joele Frank, Wilkinson Brimmer Katcher

Ed Trissel, 212-355-4449

CSK Contacts

Investors:

CSK Auto Corporation, Phoenix

Brenda Bonn, 602-631-7483

Manager, Investor Relations

Media:

Sard Verbinnen & Co.

Paul Kranhold, 415-618-8750 or

Drew Brown, 212-687-8080